Exhibit 10.3(b)

SECOND AMENDMENT TO THE
ANTHEM, INC. EXECUTIVE AGREEMENT PLAN
Pursuant to rights reserved under Section 7.3 of the Anthem, Inc. Executive Agreement Plan (as restated effective December 2, 2014 and amended March 9, 2016) (the “Plan”), Anthem, Inc. hereby amends the Plan, as follows:
1.Section 3.6(a) is amended in its entirety to read as follows effective November 30, 2016, except as noted therein:
3.6    Restrictive Covenants. As a condition of participation in this Plan each Participant agrees as follows:
(a)    Confidentiality.
(i)    The Participant recognizes that the Company derives substantial economic value from information created and used in its business which is not generally known by the public, including, but not limited to, plans, designs, concepts, computer programs, formulae, and equations; product fulfillment and supplier information; customer and supplier lists, and confidential business practices of the Company, its affiliates and any of its customers, vendors, business partners or suppliers; profit margins and the prices and discounts the Company obtains or has obtained or at which it sells or has sold or plans to sell its products or services (except for public pricing lists); manufacturing, assembling, labor and sales plans and costs; business and marketing plans, ideas, or strategies; confidential financial performance and projections; employee compensation; employee staffing and recruiting plans and employee personal information; and other confidential concepts and ideas related to the Company’s business (collectively, “Confidential Information”). The Participant expressly acknowledges and agrees that by virtue of his or her employment with the Company, the Participant will have access and will use in the course of the Participant’s duties certain Confidential Information and that Confidential Information constitutes trade secrets and confidential and proprietary business information of the Company, all of which is the exclusive property of the Company. For purposes of this Agreement, Confidential Information includes the foregoing and other information protected under the Indiana Uniform Trade Secrets Act (the “Act”), or to any comparable protection afforded by applicable law, but does not include information that the Participant establishes by clear and convincing evidence is or may become known to the Participant or to the public from sources outside the Company and through means other than a breach of this Agreement. Notwithstanding the foregoing, effective May 12, 2016 and in accordance with the Defend Trade Secrets Act of 2016, the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Participant may disclose the Company’s trade secrets to his or her attorney and use the trade secret information in the court proceeding if the Participant (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
(ii)    The Participant agrees that the Participant will not for himself or herself or for any other person or entity, directly or indirectly, without the prior written consent of the Company, while employed by the Company and thereafter: (i) use Confidential Information for the benefit of any person or entity other than the Company or its affiliates; (ii) remove, copy, duplicate or otherwise reproduce any document or tangible item embodying or pertaining to any of the Confidential Information, except as required to perform the Participant’s duties for the Company or its affiliates; or (iii) while employed and thereafter, publish, release, disclose or deliver or otherwise make available to any third party any Confidential Information by any communication, including oral, documentary, electronic or magnetic information transmittal device or media. Upon termination of employment, the Participant shall return all Confidential Information and all other property of the Company. This obligation of non-disclosure and non-use of information shall continue to exist for so long as such information remains Confidential Information. Provided, however, nothing in this Agreement prohibits or limits the Participant from (i) reporting possible violations of federal securities law or regulation to any governmental agency or entity or (ii) receiving a monetary award from the governmental agency or entity for the information reported.
2.    Section 3.10 is amended, in its entirety, effective November 30, 2016 to read as follows:
3.10    Cooperation. Upon the receipt of reasonable notice from the Company (including from outside counsel to the Company), the Participant agrees that while employed by the Company and for two years (or, if longer, for so long as any claim referred to in this Section remains pending) after the termination of Participant’s employment for any reason, the Participant will respond and provide information with regard to matters in which the Participant has knowledge as a result of the Participant’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Participant’s employment with the Company (or any predecessor); provided, that with respect to periods after the termination of the Participant’s employment, the Company shall reimburse the Participant for any out-of-pocket expenses incurred in providing such assistance and if the

Participant is required to provide more than ten (10) hours of assistance per week after his termination of employment then the Company shall pay the Participant a reasonable amount of money for his services at a rate agreed to between the Company and the Participant; and provided further that after the Participant’s termination of employment with the Company such assistance shall not unreasonably interfere with the Participant’s business or personal obligations. The Participant agrees to promptly inform the Company if the Participant becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. The Participant also agrees to promptly inform the Company (to the extent the Participant is legally permitted to do so) if the Participant is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Provided, however, the Participant is not required to inform the Company of any investigation by a governmental agency or entity resulting from the reporting of possible violations of federal securities law or regulation to any governmental agency or entity, and the Participant may participate in such investigation, without informing the Company.
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IN WITNESS WHEREOF, the following authorized officer has executed this First Amendment to evidence its adoption by Anthem, Inc. this 6th day of January, 2017.
ANTHEM, INC.

By: __/s/ Joseph R. Swedish_______________
     Joseph R. Swedish
Chairman, President & Chief Executive Officer